FOR IMMEDIATE RELEASE

VARSITY GROUP INC. ANNOUNCES TRANSFER TO NASDAQ CAPITAL MARKET

FAIRFAX, VA – October 4, 2007 Varsity Group Inc. (NASDAQ: VSTY) announced that on October 3, 2007, it received the approval of the Nasdaq Listing Staff to transfer the listing of its shares from the Nasdaq Global Market to the Nasdaq Capital Market, effective with the market opening of business on October 5, 2007. The Company’s trading symbol will remain 'VSTY.' As mentioned in a press release dated August 24, 2007, the Company was notified by Nasdaq that it did not comply with the minimum of $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). As of June 30, 2007, the Company’s stockholders’ equity was $8,378,000. Since the Company currently meets all the listing requirements of the Nasdaq Capital Market, it opted to transfer to that market.

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market. The Nasdaq Capital Market is not related to, nor does it operate similarly to the over-the-counter markets including OTCBB and Pink Sheets. A Nasdaq Capital Market security satisfies all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group’s solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

### Contact: Jim Craig Chief Financial Officer President and CEO jim.craig@varsitygroup.com 202-349-1231